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                                   EXHIBIT 12

               THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)

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                                                             SIX MONTHS
                                                               ENDED                        TWELVE MONTHS ENDED
                                                              JUNE 30,                         DECEMBER 31,
                                                            ----------   ----------------------------------------------------------
                                                               2001         2000        1999        1998         1997        1996
                                                               ----         ----        ----        ----         ----        ----
EARNINGS
--------

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES  $ (49.2)   $    58.8   $   300.1   $   930.4    $   703.0   $   803.0

Add:

Amortization of previously capitalized interest                   4.9          9.7        11.0        10.7         11.0        11.6
Minority interest in net income of
    consolidated subsidiaries with fixed charges                 20.8         45.6        42.9        33.6         45.1        45.9
Proportionate share of fixed charges of investees
    accounted for by the equity method                            1.8          5.7         5.5         4.8          6.5         5.1
Proportionate share of net loss of investees
    accounted for by the equity method                           10.7         28.4         0.3           -          0.1         2.7
                                                              -------    ---------   ---------   ---------    ---------   ---------
                Total additions                                  38.2         89.4        59.7        49.1         62.7        65.3

Deduct:

Capitalized interest                                              4.2         12.0        11.8         6.6          6.2         5.4
Minority interest in net loss of consolidated subsidiaries        3.3          8.3         4.2         2.9          3.6         4.4
Undistributed proportionate share of net income
    of investees accounted for by the equity method               0.9          4.3         2.2           -            -           -
                                                              -------    ---------   ---------   ---------    ---------   ---------
                Total deductions                                  8.4         24.6        18.2         9.5          9.8         9.8


TOTAL EARNINGS (DEFICIT)                                      $ (19.4)   $   123.6   $   341.6   $   970.0    $   755.9   $   858.5
                                                              =======    =========   =========   =========    =========   =========


FIXED CHARGES
-------------

Interest expense                                              $ 143.2    $   282.6   $   179.4   $   147.8    $   119.5   $   128.6
Capitalized interest                                              4.2         12.0        11.8         6.6          6.2         5.4
Amortization of debt discount, premium or expense                 3.8          1.5         0.7         1.2          0.1         0.3
Interest portion of rental expense                               36.8         73.5        62.1        57.7         63.0        68.2
Proportionate share of fixed charges of investees
    accounted for by the equity method                            1.8          5.7         5.5         4.8          6.5         5.1
                                                              -------    ---------   ---------   ---------    ---------   ---------

TOTAL FIXED CHARGES                                           $ 189.8    $   375.3   $   259.5   $   218.1    $   195.3   $   207.6
                                                              =======    =========   =========   =========    =========   =========


TOTAL EARNINGS BEFORE FIXED CHARGES                           $ 170.4    $   498.9   $   601.1   $ 1,188.1    $   951.2   $ 1,066.1
                                                              =======    =========   =========   =========    =========   =========



RATIO OF EARNINGS TO FIXED CHARGES                               0.90         1.33        2.32        5.45         4.87        5.14
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